EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for March 2013

WHITE PLAINS, N.Y., March 19, 2013 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) released its March 2013 newsletter today.

Building the Platform

Investors seemed to shrug off the mandatory spending cuts included in the Budget Control Act of 2011 as equity markets flirted with record highs and credit markets held relatively steady. The stock market appears to be benefiting from a liquidity-driven rally as investors shift from lower risk to higher risk assets. Similar trends are evident in credit markets where broadly-syndicated loan and high yield issuance volumes remain strong with spreads tight. While the middle market is still partially insulated from these broader trends, new sponsor-led M&A activity has been seasonally soft overall.  However, a pick-up in activity levels since our fiscal 1Q 2013 earnings call in early February gives us increased confidence that we should have strong originations for the current quarter.

Our ability to find attractive deal flow is due in large part to our established reputation in the middle market, relationships with sponsors, larger balance sheet and structuring capabilities built on the growth in our platform to over 50 employees.

Hunting Elephants

Our underwriting expertise and larger balance sheet enable us to increase our hold size without taking on undue concentration risk. These key differentiators versus certain other lenders and BDCs enable us to generate premium risk-adjusted returns. We are one of a limited number of middle market lenders able to hold unitranche positions in excess of $100 million on our balance sheet, and are currently evaluating several of these opportunities.

Originating larger deals should enable us to create incremental value for our shareholders by structuring large deals into a combination of First-Out First Lien and Last-Out First Lien securities. We are developing relationships with several banks to enable us to sell First-Out First Lien pieces of larger loans. By structuring such transactions, we are able to create securities with a return profile similar to second lien securities, but with the structural protections and rights similar to first lien securities. In our market, these type of hybrid transactions are referred to as "back levered" deals.

The ability to engage in back levered deals requires a relationship with the sponsor, excess balance sheet capacity, a large enough hold size and an established partnership with a bank that has thoroughly vetted our underwriting process and documentation procedures.  This is an attractive product offering because it enables us to generate favorable assets for our balance sheet while allowing us to more effectively compete against banks that have lower risk tolerances and lower costs of capital.  It also enables us to reduce risk through structure while still generating an attractive return.

Capital Markets Creates Opportunities

Our capital markets business continues to grow.   Our sponsor relationships, underwriting expertise and market reputation are creating opportunities to agent and syndicate deals with larger borrowers with attractive risk/reward profiles.  Often these larger deals are completed in conjunction with investment banks and/or other lenders.

Additionally, in our capital markets business, we may also hold investments on our balance sheet for less than our normal holding period, which can lead to higher turnover in the portfolio. As a result, we are updating our guidance for portfolio exits to a range of $50 million to $150 million from a previous range of $50 million to $100 million to reflect our recent capital markets activities.

As a reminder, our guidance range for exits and originations are intended to be estimates of the average range over time. Therefore, any one quarter may potentially be above or below the range.

Broadening the Platform

We are continuously evaluating businesses across multiple industries for our debt and equity investments. More recently, we are evaluating potential businesses where an acquisition or equity investment creates incremental value when combined with our institutional platform. As we look to broaden the platform, certain areas for potential expansion may include asset-based lending, a senior loan product, energy lending/project finance, venture debt lending, aircraft leasing and/or an equity REIT.  Many of the opportunities in these markets are created by traditional providers of capital, namely banks retreating due to greater regulatory burdens. With over 50 employees and deep relationships with banks, sponsors and institutional systems in place, the Fifth Street team is well-positioned for potential platform extensions inside and outside of the BDC.

To lead these efforts, we expanded the responsibilities of Juan Alva. Juan is a partner at Fifth Street who has been with us since January 2007 focusing on originating investments from our Los Angeles office.  As Fifth Street's new Head of Strategy and Corporate Development, Juan will spearhead these efforts in addition to maintaining his origination relationships with key clients. Juan is well-suited for his new responsibilities given his extensive knowledge of Fifth Street's business, dealmaking experience as an originator at Fifth Street and over 10 years of prior experience as an investment banker at Goldman, Sachs & Co. and Trinity Capital.

We are excited about potential growth in our platform and look forward to updating you on these initiatives in the future.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior VP of Finance & Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         Prosek Partners
         (203) 254-1300 ext. 141
         pro-fifthstreet@prosek.com